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FINANCIAL CONTACT: Alan Shuler, Chief Financial Officer, Datakey, 952-808-2349,
or alan.shuler@datakey.com

INDUSTRY CONTACT: Colleen Kulhanek, Datakey, 952-808-2361, or marketing@datakey.com


                           NEWS FOR IMMEDIATE RELEASE


                     TIM RUSSELL NAMED CEO OF DATAKEY, INC.

MINNEAPOLIS, MAR. 3, 2003 -- Datakey, Inc. (Nasdaq: DKEY), a leading developer of smart card technology for securing e-business, today announced that Carl Boecher has resigned as Datakey's President and Chief Executive Officer effective as of today, March 3, 2003. Mr. Boecher is expected to continue as an officer and director of the Company, serving as Vice Chairman of the Board of Directors.

Tim Russell, Datakey's Vice President and General Manager, will replace Mr. Boecher as President and Chief Executive Officer. Prior to joining Datakey in 1999, Mr. Russell held a senior level sales management position at Secure Computing Corporation and several management and software engineering positions at Ceridian/Control Data Corporation. Mr. Russell holds a B.S. degree in Computer Science from the University of Minnesota.

ABOUT DATAKEY, INC.
Datakey, Inc. (www.datakey.com) focuses on delivering complete smart card-based solutions that simplify access and identity management throughout the enterprise. Datakey's comprehensive solution set makes it easier to administer digital identities and to manage user access to a full range of corporate resources. Our solutions reduce administrative costs while at the same time providing stronger security. In turn, Datakey solutions make it much more convenient and secure for users to login to company resources by consolidating all digital credentials -- including passwords, digital certificates, VPN/dial-up credentials and biometric data -- onto one smart card and automating access through a single sign-on.